Exhibit 10.15

August 19, 2004

Personal And Confidential

Melvin D. Booth
8318 Woodlea Mill Road
McLean, VA 22102

Dear Mel:

     Prestwick Pharmaceuticals, Inc. (the “Company”) is pleased to engage you to assist with the management of the Company as set forth in this letter agreement.

     1. Duties. During the Term (as defined below) of your part-time employment with the Company, you will have the title “Executive Chairman.” You will be expected to (a) consult with, and assist, the Company’s management, including Kathleen Clarence-Smith, David Cory, Chris O’Brien and other officers who may be identified from time to time by the Board of Directors (the “Board”), on all aspects of the Company’s operations, and (b) confer regularly with the Board and the Executive Committee of the Board. Between regular Board meetings, Dr. Clarence-Smith will report directly to you. You agree to devote a minimum of four business days per month to carry out the duties set forth above and your service as a member of the Board or the Executive Committee will not be taken into account in determining the satisfaction of such minimum time commitment. Additionally, should the Company elect to pursue an initial public offering during the Term, you agree to serve as the Company’s primary point of contact during this initial public offering process and to participate in and attend all major road show presentations in connection with such process provided that you remain employed by the Company.

     2. Effective Date. If you accept the terms of this letter agreement, your part-time employment with the Company will be effective August 19, 2004 (the “Effective Date”). Subject to the terms of Section 7 below, the term of your part-time employment with the Company will be one (1) year (the “Term”), commencing on the Effective Date. Your part-time employment arrangements as provided in this letter agreement may be renewed for successive one year terms as mutually agreed upon by the Company and you in writing.

     3. Payment. For so long as you are employed by the Company as set forth in this letter agreement, you shall be compensated at a rate of $250,000 per year, to be paid semi-monthly in accordance with the Company’s typical payroll schedule. Additionally, upon the final closing of a Qualified Financing (as defined below), if it occurs before January 31, 2005, or thereafter, if you are still employed by the Company, you will receive an additional one-time cash payment of $50,000. For purposes of this letter agreement, a “Qualified Financing” shall mean (a) an equity or debt financing or related equity and/or debt financings or (b) a sale of all or a portion of the Company’s assets, resulting in either case set forth in clauses (a) and (b) in at least $20,000,000 in proceeds to the Company. You agree that the Company will treat you as a part time employee for purposes of all tax laws (local, state and federal) and file forms consistent

Melvin D. Booth
Page 2, 8/19/04

with that status. Accordingly, the Company will withhold appropriate local, state, and federal income, social security and unemployment taxes.

     4. Stock Option. As of the Effective Date, you will be granted a stock option to purchase 1,200,000 shares of Common Stock of the Company (the “Option”) pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). The exercise price for the Option will be equal to $.273 per share, the fair market value of the Company’s Common Stock as of the Effective Date. The Option will vest over a four-year period, with 1/48 of the Common Stock subject to the Option vesting monthly following the Effective Date. Additionally, (a) upon the final closing of a Qualified Financing, the vesting of 100,000 shares of Common Stock subject to the Option shall be accelerated, (b) upon the closing of an initial public offering of the Company’s common stock, the vesting of 50,000 shares of Common Stock subject to the Option shall be accelerated, and (c) upon the Company receiving notice that the United States Food and Drug Administration has approved the NDA for the drug candidate known as “tetrabenazine,” the vesting of 50,000 shares of Common Stock subject to the Option shall be accelerated; provided, however that you shall not be entitled to any acceleration set forth in this sentence unless you are then-employed with the Company at the time of the applicable event or the applicable event occurs on or before the 90th day after the effective date of your termination, provided your termination was without Cause (as defined in Section 8) or due to the expiration of the Term. Otherwise, the Option will be governed by the terms of the Plan and the Company’s standard form of stock option agreements, which you will be required to execute as a condition of grant. The stock option agreement and option grant notice will contain the same acceleration provisions upon a change of control as contained in your current stock option agreement and option grant notice.

     5. Other Rights. You shall be entitled to reimbursement by the Company for such customary, ordinary, necessary and documented business expenses as are incurred by you in the performance of your duties under the terms of this letter agreement. Further, the Company agrees to reimburse you for the reasonable legal fees of your personal attorney and your tax advisor in connection with the review of this letter agreement, not to exceed $10,000. You agree that you will not be entitled to any benefits offered to full-time employees of the Company, including any benefit plans or programs provided by the Company and unemployment or workers’ compensation benefits.

     6. Proprietary Rights and Confidentiality. You agree to hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s confidential information, except (a) as such disclosure, use or publication may be required in connection with your work for the Company, (b) when such use is expressly authorized in writing by an officer of the Company; (c) as may be required to be disclosed by subpoena or judicial order, but only to the extent required by such order; and (d) to your counsel as may be needed to obtain personal legal advice with respect to any allowed disclosure. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the

Melvin D. Booth
Page 3, 8/19/04

Company. You also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby acknowledge that the terms of this letter agreement, and your performance hereunder, are not inconsistent with and will not breach any of your contractual obligations, expressed or implied, to any third party. You agree that during the period of your employment by the Company, you will not, without the Company’s express written consent, engage in any business activity, other than for the Company, which is competitive with, or would otherwise conflict with, your employment by the Company.

     7. Termination. Your part-time employment with the Company, as evidenced by this letter agreement, may be terminated by you or the Company at any time for any reason, with or without advance notice. Subject to Section 8 below, in the event that your employment with the Company is terminated by the Company or you for any reason, you will be entitled to receive any accrued and unpaid payments due pursuant to Section 3 and any unreimbursed expenses otherwise payable pursuant to Section 5. Upon such termination, no portion of the Option will be accelerated, unless otherwise provided by Section 8 below, the terms of the Plan and your stock option agreement and you will not be entitled to receive any further rights, unless otherwise expressly provided by the terms of this letter agreement.

     8. Severance. Notwithstanding the foregoing, in the event that your employment with the Company is terminated by the Company without Cause (as defined below) during the Term, subject to your compliance with the terms of this letter agreement, and upon your execution of a release, the material provisions of which are attached to this letter agreement as Exhibit A, you will be entitled to receive severance in the form of payments at your then current base salary for the balance of the Term. Any severance payment paid to you under this Section 8 will be subject to applicable tax withholding and can be paid, at the Company’s option, periodically in accordance with the Company’s normal payroll. The severance payment you receive under this paragraph will be in lieu of any further payments to you. Being terminated for “Cause” shall specifically mean, (a) conviction of a felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful breach of your duties to the Company or failure to follow lawful directions of the Board of Directors, in either case if such breach or failure has not been cured within sixty (60) days after written notice from the Company’s Board of Directors of such event; (d) intentional and material damage to the Company’s property; or (e) material breach of the Proprietary Rights and Confidentiality provisions set forth in Section 6 above. The severance provided in this Section 8 will not be provided to you in the event of your termination of employment with the Company for any other reason, including your voluntary decision to terminate employment or your death or permanent disability.

     Your stock option agreement and option grant notice will also provide that in the event you are terminated without Cause during the Term, then the vesting of your Option will partially accelerate through the end of the initial one year Term (in addition to acceleration upon a change of control as contained in your current stock option agreement).

     Notwithstanding the foregoing, in the event this letter agreement is renewed pursuant to the terms of Section 2, you shall no longer be entitled to any severance payment or option acceleration (other than as set forth in your current stock option agreement or as set forth in

Melvin D. Booth
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Section 4) in the event of your termination for any reason and the terms of this Section 8 shall be of no further force and effect. This paragraph shall not be construed as impacting any amendments, deletions or additions to this agreement that may be agreed upon by you and the Company as part of any such renewal.

     9. Disputes. In the event any dispute arises between you and the Company, then, to the extent permitted by law, it shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator shall be appointed by both parties to this letter agreement, and shall be a person independent of the parties. If the parties are unable to agree on the arbitrator within a reasonable period of time, then they shall apply to the local chapter of American Arbitration Association, who will make such appointment according to their rules and the requirements of this letter agreement. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this letter agreement; however, you and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

     This letter agreement contains the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes all prior and contemporaneous agreements or understandings with respect thereto (excluding the previous option agreements entered into between you and the Company which are unaffected by this letter agreement). If you wish to accept this part-time employment with the Company under the terms set forth herein, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter agreement, which caused you to accept this employment with the Company.

PRESTWICK PHARMACEUTICALS, INC.

By:

	Name:	Robert J. Flanagan
	Title:	Secretary

I have read this letter agreement and I understand and accept its terms:

Melvin D. Booth